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                                                                    EXHIBIT 10.3

                                SAMMUTT AGREEMENT





                              CONSULTING AGREEMENT


         This Agreement is made effective as of July 25, 1997, by and between Chicken Kitchen Corporation, of 5415 Collins Avenue, Suite 305, Miami Beach, Florida 33140, and Sammut & Associates, Ltd., of 15 C County Road, Stafford ST 16 2 PU, United Kingdom.

         In this Agreement, the party who is contracting to receive services shall be referred to as ""CKC"", and the party who will be providing the services shall be referred to as ""S & A"".

         "S & A" has an extensive background in Restaurant Management, and particularly in the grilled chicken segment, and is willing to provide services to "CKC" based on this background.

         "CKC" desires to have services provided by "S & A".

         Therefore, the parties agree as follows:

         1. DESCRIPTION OF SERVICES. Beginning on July 01, 1997, "S & A" will provide the following services (collectively, the "Services"): General Restaurant Consulting Services, particularly in the Operations, Human Resources & Training, Franchising, Real Estate, Construction & Design aspects.

         2. PAYMENT. "CKC" will pay a fee to "S & A" for the Services based on $1,500.00 to $2,00.00 per week. This fee shall be payable weekly, no later than 7 days after the end of each applicable week during which Services were performed. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that "S & A" shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which "S & A" has not yet been paid.

         Additionally, within the next twelve months, "S& A" will be paid a lump sum of $1,000,000.00 (one hundred thousand dollars) together wit 200,000 of restricted common shares of "CKC" that were already issued by the Company's treasury.

         3. TERM/TERMINATION. This Agreement may be terminated by either party upon 90 days written notice to the other party.



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         4. RELATIONSHIP OF PARTIES. It is understood by the parties that "S & A is an independent contractor with respect to "CKC", and not an employee of "CKC". "CKC" will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of "S & A".

         5. ASSIGNMENT. "S & A"'s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of "CKC".

         6. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

         7. CONFIDENTIALITY: "S & A" recognizes that "CKC" has and will have the following information:

              -  products
              -  future plans
              -  business affairs
              -  trade secrets
              -  Manual Of Operations (M.O.P.)

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of "CKC" and need to be protected from improper disclosure. In consideration for the disclosure of the Information, "S & A" agrees that "S & A" will not at any time or in any manner, either directly or indirectly, use any Information for "S & A"'s own benefit, or divulge, disclose, or communicate in any manner Information to any third party without the prior written consent of "CKC. "S & A" will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

         8. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

         9. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of "CKC" that need to be protected from disclosure, and in consideration of the disclosure of the Information, "S & A" agrees and covenants that for a period of 24 months following the termination of this Agreement, whether such termination is voluntary or involuntary, "S & A" will not directly or indirectly engage in any business competitive with "CKC". This covenant shall apply to the geographical area that includes all of the States of the United States of America and the United Kingdom. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent,
(ii) becoming an employee of any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or
(iv) soliciting any customer of

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         "CKC" for the benefit of a third party that is engaged in such business. "S & A" agrees that this non-compete provision will not adversely affect the livelihood of "S & A".

         10. RETURN OF RECORDS. Upon termination of this Agreement, "S & A" shall deliver all records, notes, memoranda, models, and equipment of any nature that are in "S & A"'s possession or under "S & A's control and that are "CKC's property or relate to "CKC"'s business.

         11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

               IF for "CKC":

                         Chicken Kitchen Corporation
                         Mr. Christian de Berdouare
                         President & C.E.O.
                         5415 Collins Avenue, Suite 305
                         Miami Beach, Florida 33140

               IF for "S & A":

                         Sammut & Associates, Ltd.
                         Mr. Lawrence G. Sammut
                         Managing Director
                         15 C County Road
                         Stafford ST 16 2 PU, United Kingdom

Such address may be changed form time to time by either party by providing written notice to the other in the manner set forth above.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

         14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for an reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as


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a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.


Party receiving services:
Chicken Kitchen Corporation




By:
   Chicken Kitchen Corporation


Party providing services:



By:
   Sammut & Associates, Ltd.
   Managing Director